Exhibit 10.1

FIRST AMENDMENT TO THE
SPORT SUPPLY GROUP, INC.
AMENDED AND RESTATED
2007 LONG-TERM INCENTIVE PLAN

THIS FIRST AMENDMENT (the “ First Amendment ”) to the Sport Supply Group, Inc. Amended and Restated 2007 Long-Term Incentive Plan, as amended from time to time (the “ Plan ”), is effective November 19, 2009 (the “ Effective Date ”), and is made by Sport Supply Group, Inc. (the “ Company ”).

WITNESSETH:

WHEREAS , the Company previously adopted the Plan, under which the Company is authorized to grant equity-based incentive awards to certain employees and service providers of the Company;

WHEREAS , Article XI of the Plan provides that the Company’s board of directors (the “ Board ”) has the right to alter or amend the Plan from time to time, including, with the approval of the stockholders of the Company, the right to amend the Plan to increase the maximum aggregate number of shares that may be issued under the Plan; and

WHEREAS , the Board has determined that it is desirable to amend the Plan to increase the maximum aggregate number of shares thereunder in the manner contemplated hereby, subject to approval by the Company’s stockholders at the Company’s fiscal 2010 annual meeting.

NOW, THEREFORE , the Plan shall be amended as of the Effective Date as set forth below:

 1.            Section V.A. of the Plan is hereby deleted and replaced in its entirety with the following:

 A.            Shares Subject to the Plan .  Subject to adjustment in the same manner as provided in Section X with respect to shares of Common Stock subject to Awards then outstanding, the aggregate number of shares of Common Stock that may be issued under the Plan, since inception of the Sport Supply Group, Inc. 2007 Stock Option Plan, shall not exceed 2,500,000 shares.  Shares shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award.  If an Award under this Plan expires or is canceled, forfeited, settled in cash or otherwise terminated without an issuance of shares to the Participant, shares of Common Stock subject to such Award, including (1) the number of shares withheld in payment of any exercise or purchase price of an Award or taxes related to an Award, and (2) the number of shares surrendered in payment of any exercise or purchase price of an Award or taxes related to an Award, shall again be available for the grant of an Award under the Plan, except to the extent otherwise limited by applicable law or regulation.

 2.            Except as set forth above, the Plan shall continue to read in its current state.